Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Travis Marquette	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS FIRST QUARTER EARNINGS

ANNOUNCES NEW $1.5 BILLION STOCK REPURCHASE PROGRAM

PROVIDES SECOND QUARTER AND FULL YEAR 2021 GUIDANCE

Dublin, California, May 20, 2021 -- Ross Stores, Inc. (NASDAQ: ROST) today reported earnings per share for the 13 weeks ended May 1, 2021 grew 17% to $1.34 on net income of $476 million. This compares to $1.15 per share or net earnings of $421 million for the 13 weeks ended May 4, 2019. Sales totaled $4.5 billion, with comparable store sales up a robust 13% versus 2019.

As previously announced, financial results and guidance throughout fiscal 2021 will be compared against fiscal 2019. We believe the significant impact from the extended closure of our operations in the spring of 2020, and the disruptions caused by COVID-19 throughout last year, make this a more relevant basis for comparison.

Barbara Rentler, Chief Executive Officer, commented, “First quarter sales significantly exceeded our expectations as we benefited considerably from a combination of government stimulus payments, ongoing vaccine rollouts, easing of COVID restrictions, and pent-up consumer demand. In addition, customers responded enthusiastically to the broad assortment of great bargains we offered throughout our stores. Operating margin of 14.2% was well above plan and slightly above 2019 as leverage from the strong comparable sales gains offset the expected expense pressures from higher freight and wages, as well as ongoing COVID-related operating costs.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Board Approves New $1.5 Billion Stock Repurchase Program Through Fiscal 2022

The Company’s Board of Directors authorized a new program to repurchase up to $1.5 billion of its common stock through fiscal 2022, with plans to buy back $650 million this year and $850 million in 2022.

Ms. Rentler noted, “The reinstatement of our share repurchase program reflects the current strength of our balance sheet, confidence in the Company’s ability to generate excess cash after funding our growth and other capital needs of the business, and our long-standing commitment to enhancing stockholder value and returns.”

Fiscal 2021 Guidance

Looking ahead, Ms. Rentler said, “Our results and the clear improvement in the macroeconomic environment make us optimistic about our prospects for the balance of the year. That said, it is difficult to precisely predict the lasting impact from the factors that benefited our first quarter sales results, especially the recent government stimulus payments. While we hope to do better, we are forecasting same store sales to be up 5% to 7% for the 13 weeks ending July 31, 2021 versus the same period in 2019. Second quarter 2021 earnings per share are projected to be $0.80 to $0.89, versus $1.14 in fiscal 2019. For the 52 weeks ending January 29, 2022, we are planning annual comparable store sales gains of 7% to 9% versus 2019 and earnings per share of $3.93 to $4.20. Guidance for both periods reflect our expectation for increased freight costs, higher wages, and COVID-related expenses.”

Ms. Rentler concluded, “Over the longer-term, we remain confident about our opportunity to gain market share as we expect to benefit significantly from a favorable competitive climate given the large number of retail store closures and bankruptcies in recent years. This, along with consumers’ heightened focus on value and convenience, bodes well for our ability to achieve solid results into the future.”

The Company will host a conference call on Thursday, May 20, 2021 at 4:15 p.m. Eastern time to provide additional details concerning its first quarter results and management’s outlook for the second quarter and fiscal year 2021. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #1273209 until 8:00 p.m. Eastern time on May 27, 2021, as well as on the Company’s website.

Forward-Looking Statements: This press release contains forward-looking statements regarding projected sales and earnings, planned new store growth, and other financial results and market conditions in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, the uncertainties and potential for the recurrence of significant business disruptions arising from the COVID-19 pandemic; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; impacts from the macro-economic environment, financial and credit markets, geopolitical conditions, unemployment levels or public health issues (such as pandemics) that affect consumer confidence and consumer disposable income; our need to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margins; competitive pressures in the apparel or home-related merchandise retailing industry; issues from selling and importing merchandise produced in other countries and from supply chain disruptions in other countries, including due to COVID-19 closures; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and that may result in temporary store closures and disruptions in deliveries of merchandise to our stores; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; potential data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters; damage to our corporate reputation or brands; our need to continually attract, train, and retain associates to execute our off-price strategies; our need to effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an additional pandemic, natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; and maintaining sufficient liquidity to support our continuing operations, new store openings and reopenings, and ongoing capital expenditure plans. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2020 and Form 8-Ks for fiscal 2021. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2020 revenues of $12.5 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,589 locations in 40 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 277 dd’s DISCOUNTS® stores in 21 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended
($000, except stores and per share data, unaudited)	May 1, 2021	May 2, 2020	May 4, 2019

Sales	$4,516,080	$1,842,673	$3,796,642

Costs and Expenses
Cost of goods sold	3,198,396	1,889,991	2,701,668
Selling, general and administrative	675,053	415,305	558,250
Interest expense (income), net	19,049	6,666	(5,635)
Total costs and expenses	3,892,498	2,311,962	3,254,283

Earnings (loss) before taxes	623,582	(469,289)	542,359
Provision (benefit) for taxes on earnings (loss)	147,103	(163,447)	121,217
Net earnings (loss)	$476,479	$(305,842)	$421,142

Earnings (loss) per share
Basic	$1.35	$(0.87)	$1.16
Diluted	$1.34	$(0.87)	$1.15

Weighted-average shares outstanding (000)
Basic	352,988	352,202	363,085
Diluted	355,367	352,202	365,912

Store count at end of period	1,866	1,832	1,745

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	May 1, 2021	May 2, 2020	May 4, 2019
Assets

Current Assets
Cash and cash equivalents	$5,367,006	$2,669,535	$1,366,592
Accounts receivable	167,139	49,624	121,607
Merchandise inventory	1,697,992	1,757,263	1,813,773
Prepaid expenses and other	199,391	111,493	160,733
Total current assets	7,431,528	4,587,915	3,462,705

Property and equipment, net	2,713,873	2,696,718	2,436,372
Operating lease assets	3,004,747	3,078,373	2,942,980
Other long-term assets	245,715	365,040	207,063
Total assets	$13,395,863	$10,728,046	$9,049,120

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,574,780	$706,267	$1,296,183
Accrued expenses and other	583,399	374,811	450,762
Current operating lease liabilities	599,838	570,832	536,900
Accrued payroll and benefits	323,165	166,707	220,376
Income taxes payable	172,276	—	89,290
Short-term debt	—	805,000	—
Current portion of long-term debt	64,937	—	—
Total current liabilities	4,318,395	2,623,617	2,593,511

Long-term debt	2,449,208	2,285,614	312,552
Non-current operating lease liabilities	2,542,358	2,631,769	2,514,530
Other long-term liabilities	285,762	206,504	226,788
Deferred income taxes	147,319	163,150	134,213

Commitments and contingencies

Stockholders’ Equity	3,652,821	2,817,392	3,267,526
Total liabilities and stockholders’ equity	$13,395,863	$10,728,046	$9,049,120

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
($000, unaudited)	May 1, 2021	May 2, 2020	May 4, 2019

Cash Flows From Operating Activities
Net earnings (loss)	$476,479	$(305,842)	$421,142
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	87,510	90,598	82,757
Stock-based compensation	28,674	24,739	19,689
Deferred income taxes	25,452	13,471	16,543
Change in assets and liabilities:
Merchandise inventory	(189,010)	75,076	(63,331)
Other current assets	(77,246)	88,286	(41,777)
Accounts payable	349,540	(600,918)	122,654
Other current liabilities	(71,623)	(268,925)	(108,208)
Income taxes	121,255	(175,142)	56,206
Operating lease assets and liabilities, net	2,554	3,001	2,855
Other long-term, net	(765)	(2,786)	457
Net cash provided by (used in) operating activities	752,820	(1,058,442)	508,987

Cash Flows From Investing Activities
Additions to property and equipment	(136,937)	(139,729)	(95,629)
Proceeds from investments	—	—	517
Net cash used in investing activities	(136,937)	(139,729)	(95,112)

Cash Flows From Financing Activities
Net proceeds from issuance of short-term debt	—	805,601	—
Payments of short-term debt	—	(615)	—
Net proceeds from issuance of long-term debt	—	1,976,030	—
Payments of debt issuance costs	—	(3,135)	—
Issuance of common stock related to stock plans	6,063	5,444	5,295
Treasury stock purchased	(47,378)	(32,317)	(50,880)
Repurchase of common stock	—	(132,467)	(320,130)
Dividends paid	(101,519)	(101,414)	(93,722)
Net cash (used in) provided by financing activities	(142,834)	2,517,127	(459,437)

Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	473,049	1,318,956	(45,562)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,953,769	1,411,410	1,478,079
End of period	$5,426,818	$2,730,366	$1,432,517

Reconciliations:
Cash and cash equivalents	$5,367,006	$2,669,535	$1,366,592
Restricted cash and cash equivalents included in prepaid expenses and other	10,766	10,341	11,867
Restricted cash and cash equivalents included in other long-term assets	49,046	50,490	54,058
Total cash, cash equivalents, and restricted cash and cash equivalents:	$5,426,818	$2,730,366	$1,432,517

Supplemental Cash Flow Disclosures
Interest paid	$39,929	$4,235	$4,219
Income taxes paid (refunded)	$396	$(1,777)	$48,468